ACQUISITION AND RELEASE AGREEMENT

                                       FOR

                       LIGHTING TECHNOLOGY SERVICES, INC.



THIS ACQUISITION AND RELEASE AGREEMENT (this "Agreement") is dated as of November 2, 1999, and is entered into by and among Russell Wm. royal, an individual ("Buyer" or "Royal"), ONSITE ENERGY CORPORATION dba ONSITE SYCOM Energy Corporation, a Delaware corporation ("Seller"), and LIGHTING TECHNOLOGY SERVICES, INC., a California corporation (the "Company"), and is made with reference to the following facts:

         RECITALS:

         A. Seller acquired title to all of the issued and outstanding stock of the Company on or about June 12, 1998, pursuant to that certain Agreement of Purchase and Sale of Stock in which Seller was the purchaser and Buyer was one of the selling shareholders (the "Original Acquisition Agreement").

         B. Buyer desires to reacquire from Seller ninety-five percent (95%) of all of the issued and outstanding common capital stock of the Company, and Seller desires to sell such stock to Buyer on the terms and conditions set forth in this Agreement.

         AGREEMENTS:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer, Seller and the Company, intending to be legally bound, hereby agree as follows:

1        PURCHASE AND SALE OF SHARES.

         1.1 Shares to be Transferred. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase from Seller, the entire right, title and interest of Seller in and to thirty-eight thousand (38,000) shares of the common stock of the Company (the "Stock").

         1.2 Purchase Price for Stock. The purchase price ("Purchase Price") for the Stock shall be One Dollar ($1.00) payable on the Closing Date (as defined below) plus the separate components described in Section 1.3 and Section 2 below.

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         1.3 Transfer of Seller Stock. As part of the Purchase Price,  the Buyer shall deliver to Seller at the Closing certificates transferring three hundred forty-five thousand (345,000) shares of Seller's Class A Common Stock, $.001 par value issued to Buyer pursuant to the Original Acquisition Agreement.

         1.4 Conditions Precedent to Closing. All obligations of the parties under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of all conditions herein set forth, including, but not limited to fulfillment, prior to the Closing Date, of the following conditions:

                  1.4.1 Seller Board Approval. The Board of Directors of Seller shall approve the sale of Stock to Buyer under the terms and subject to the conditions set forth herein.

                  1.4.2 Aldrich Employment Agreement. The Employment Agreement, dated April 1, 1998, entered into by and between the Company, Seller and Keith Aldrich, pertaining to the Company's employment of Keith Aldrich is terminated with no further obligations or liabilities on the part of Seller. Evidence of such termination shall be provided by Buyer and Company to Seller.

2        PROMISSORY NOTES.

         2.1  Buyer Note.

                  2.1.1 Terms. Buyer agrees that on the Closing Date Buyer shall execute a promissory note substantially in the form attached hereto as Exhibit A (the "Buyer Note"). Under the terms of the Buyer Note, the Buyer shall pay to Seller (i) the principal sum payment of Ninety-Six Thousand and Six Hundred Dollars ("$96,600) ("Principal Sum Amount"), due and payable on December 31, 1999 ("Buyer Note Due Date"), and (ii) interest which shall accrue on the Principal Sum Amount at the rate of Twelve Percent (12%) per annum, simple interest from the Closing Date until the date the Principal Sum Amount is paid. The Principal Sum Amount shall be forgiven by delivery to Seller of certificates transferring three hundred forty-five thousand (345,000) shares of Seller's Class A Common Stock, $.001 par value issued to Keith Aldrich pursuant to the Original Acquisition Agreement (the "Aldrich Shares") on or before the Buyer Note Due Date.

                  2.1.2 Events of Default. In the event (i) payment of the Principal Sum Amount is not made to Seller on or before the Buyer Note Due Date, or (ii) the Aldrich Shares are not delivered to Seller on or before the Buyer Note Due Date, the Principal Sum Amount shall be deemed delinquent, and such delinquency shall be considered an event of default under the Company Note (as defined below) pursuant to Section 2.2.3. The occurrence of any of the events of default set forth in Section 2.2.3 shall be considered a default of the Buyer Note and Seller may pursue any remedies available under the Buyer Note and/or Company Note.


         2.2 Company Note.  Company agrees that at the Closing the Company shall

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execute a promissory note substantially in the form attached hereto as Exhibit B for Nine Hundred and Thirty-Five Thousand Eight Hundred Twenty-One Dollars and Eighty-Seven Cents ($ 935,821.87) ("Principal Amount") due and payable by December 31, 2009 (the "Company Note Due Date") (the "Company Note"). Under the terms of the Company Note, the Company shall satisfy payment of the Principal Amount to Seller through (i) payment of cash to Seller, (ii) the reduction in the Principal Amount equal to the sum retained by Seller of those amounts due Company as compensation for services rendered by Company for the Projects (as defined in the Master Consulting Services Agreement pursuant to Section 7.8.3) ("SPC Payments"), and (iii) the performance of the equivalent value of lighting services for projects offered by Seller to Company ("Lighting Services") pursuant to Section 2.2.1.

                  2.2.1 Performance of Lighting Services At Cost. Subject to the conditions set forth in Section 2.2.1.3, Company shall perform Lighting Services whereby Company will be entitled to compensation from Seller for Budgeted Costs (as defined below), and the Principal Amount shall be reduced by an amount equal to twenty-five percent (25%) of the Budgeted Costs. "Budgeted Costs" shall mean the Company's direct labor and materials costs (i) in an amount agreed to by Company and Seller prior to project implementation, (ii) in accordance with the course of prior dealings between the parties, (iii) in accordance with open book pricing, and (iv) in which costs are consistent with other similar projects between the parties. For purposes of determining Budgeted Costs, Company shall provide Seller reasonable access for inspection and copying during regular business hours to the books and records of the Company pertaining to "estimating sheets" (i.e. documentation supporting estimations of Budgeted Costs). Subject to Section 2.2.3, Seller shall pay Company for the Budgeted Costs in accordance with the project agreements between the parties and shall not offset the amount due Company for the Budgeted Costs against the balance of the Principal Amount due Seller.

                  2.2.1.2 Offers of Lighting Services Seller shall make Offers of Lighting Services (as defined below) during the term, and any extensions thereof, of the Company Note to enable the Company to satisfy a portion of the Principal Amount balance through the performance of Lighting Services. "Offers of Lighting Services" shall mean the offers by Seller to Company for Company to supply Lighting Services for those projects which (i) Seller has identified a potential customer and has requested a bid for services from Company, (ii) Company has submitted a quote with estimating sheets for budgeted costs and project scope to Seller, (iii) Seller has reviewed Company quote and project scope, (iv) Company and Seller agree upon project scope and Budgeted Costs, and
(v) a contract has been executed by Seller's customer. In the event there are not Offers of Lighting Services for projects with associated Budgeted Costs sufficient to enable Company to satisfy the Principal Amount through the performance of Lighting Services, after application of SPC Payments, by the Company Note Due Date, the term of the Company Note shall be extended until the Principal Amount is satisfied through (i) performance by the Company of Lighting Services, (ii) reduction of the Principal Amount by application of SPC Payments, and/or (iii) payment in cash.

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                  2.2.1.3  Requirement to Perform Lighting Services.  Subject to
Section 2.2.1.3.1, Company may not decline to perform Lighting Services pursuant to Section 2.2.1 above in any given Payment Year (as defined below) to the extent that the total of Budgeted Costs for all projects offered by Seller during a Payment Year are less than the greater of (i) Five Hundred Thousand Dollars ($500,000), or (ii) fifteen percent (15%) of the annual gross revenues of the Company for the twelve (12) month period preceding the first day of the month Seller offers a project to Company ("Twelve Month Period"). "Payment Year" shall be each calendar year during the term of the Company Note. To the extent that the total Budgeted Costs for all projects offered by Seller during a Payment Year are greater than the greater of (i) Five Hundred Thousand Dollars ($500,000), or (ii) fifteen percent (15%) of the annual gross revenues of the Company for the Twelve Month Period, Company shall perform the Lighting Services and Seller shall pay Company an amount equal to twenty-five percent (25%) of the Budgeted Costs ("Markup"). Subject to Section 2.2.3, the Markup shall not be offset against the balance of the Principal Amount due.

                  2.2.1.3.1 Exception to Requirement to Perform Lighting Services. Company may decline to perform Lighting Services otherwise required pursuant to Section 2.2.1.3, in the event (i) Seller is more than ninety (90) days delinquent in meeting its payment obligations to Company in accordance with project agreements between the parties, or (ii) the outstanding amounts due to Company by Seller for Budgeted Costs exceed Two Hundred Thousand Dollars ($200,000).

                  2.2.1.4 Monthly Financial Statements. Commencing on December 1, 1999 and continuing each calendar month thereafter until the Principal Amount is paid, Company shall deliver to Seller financial statements, including but not limited to a balance sheet, income statement, and documentation of the gross revenues of the Company, for the preceding twelve (12) months ("Monthly Financial Statements"). The Monthly Financial Statements shall (i) include calculation of rolling twelve (12) month gross revenues, (ii) be delivered to Seller within thirty (30) days after the last day of each month for which Monthly Financial Statements must be provided by Company, and (iii) on an annual basis, be reviewed by an independent accountant and be delivered to Seller within ninety (90) days after the last day of Company's fiscal year.

                  2.2.1.5 Monthly Accountings. Commencing on December 1, 1999 and continuing each month thereafter until the Principal Amount is paid, Seller shall provide Company an accounting of the outstanding Principal Amount due.

                  2.2.2 Security Interest. The obligations to Seller under this Agreement and the Company Note shall be secured by all of the present and after-acquired assets of the Company, including without limitation all accounts receivable, inventory, contract rights, chattel paper, general intangibles, tangible property of every nature and description wherever located, present and future, rights to payment of money, goods, goodwill, trade secrets, documents and instruments, equipment, deposit accounts, all insurance proceeds from any policy of insurance covering any of the aforementioned collateral now owned or hereinafter acquired by Company, and products and proceeds thereof


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(collectively,  the  "Collateral"),  and the Company  hereby  grants to Seller a security interest in the Collateral. The security interest granted hereunder secures the payment of the Principal Amount (plus applicable interest) in accordance with the terms and conditions of this Agreement and the Company Note. The Company represents and warrants that it has the power to encumber the Collateral as set forth herein. The Company will defend any proceeding that may affect the title to or Seller's security interest in the Collateral, and the Company will execute any financing statements or other filings and amendments thereto requested by Seller to perfect Seller's interest in the Collateral. Seller is hereby appointed the Company's attorney in fact at any time before or after default to do any act that the Company is obligated to do under this Agreement, collect the Collateral including proceeds, to execute and file in the Company's name any financing statements, other filings and amendments thereto required to perfect Seller's security interest in the Collateral, and to take any other reasonable action to protect and preserve the Collateral. Except as otherwise provided in this Agreement, the Company will not sell, transfer, further encumber or grant an additional security interest in or to any of the Collateral until the Principal Amount (plus applicable interest) has been paid, except in the ordinary course of business; provided, however, that Seller agrees to subordinate its security interest in the Collateral granted hereunder to a security interest in the Collateral granted by the Company to a regionally or other nationally recognized bank in connection with the financing of the Company or the acquisition of additional debt, not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

                  2.2.3 Events of Default. If the Company (i) fails to (A) pay the Principal Amount on or before the Company Note Due Date, or any extension thereof, (B) perform Lighting Services in accordance with Section 2.2.1 or
Section 2.2.1.3, or (C) provide Monthly Financial  Statements in accordance with
Section 2.2.1.4; (ii) subsequent to the Closing Date suffers a material adverse change in financial conditions, or defaults with respect to any order, judgment, injunction, decree, writ or demand of any court or other public authority which exceeds $150,000; (iii) makes an assignment for the benefit of creditors; (iv) is the subject of any voluntary or involuntary filing under the federal bankruptcy law, any receivership proceedings, or under any federal or state law for the relief of debtors; (v) is the subject of any dissolution or liquidation proceedings; and (vi) has issued against it or its property any writ of attachment, execution or other legal process involving an amount or risk reasonably deemed material by Seller, and such writ of attachment, execution or other legal process is not lifted or settled within thirty (30) days of the date of the same (or other time period mutually agreeable to Seller and the Company), or if the Buyer fails to (i) pay to Seller the Principal Sum Amount on or before the Buyer Note Due Date, or (ii) deliver the Aldrich Shares to Seller on or before the Buyer Note Due Date in accordance with Section 2.1, Seller shall have the right to declare all or part of the Principal Amount (plus applicable interest) and the Principal Sum Amount (plus applicable interest) immediately due and payable, provided Seller has furnished Company with thirty (30) days written notice in which to cure such default, and the same is not cured (except that no written notice to cure is required where (i) failure to satisfy the Principal Amount by the Company Note Due Date, or (ii) failure to pay the Principal Sum Amount by the Buyer Note Due Date is the event of default). Upon the occurrence of any of the events of default set forth herein, Seller shall have all of the rights provided in the Uniform Commercial Code and otherwise

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available  by law,  may sue for any unpaid  amount of the  Principal  Amount and
Principal Sum Amount (plus applicable interest) without proceeding against any or all of the Collateral or sue for any deficiency remaining after disposition of any or all of the Collateral, may without notice or demand setoff sell and apply toward payment of any unpaid amount of the Principal Amount and Principal Sum any amounts owed to Company and any property of the Company under Seller's possession or control, and may sell in any commercially reasonable manner in one or more transactions any or all of the Collateral.

                  2.2.4 Sale/Merger/Reorganization. In the event the Company enters into a sale, merger or other reorganization in which the Company is the disappearing corporation, or in which the Company sells all or substantially all of its assets, the terms and conditions of such sale, merger or reorganization shall provide that the Company Note shall be paid by the surviving corporation of such merger or reorganization (the "Survivor") or by the purchaser in such sale (the "Purchaser") in accordance with the terms and conditions of the Company Note, except to the extent that Seller makes a good faith determination that the Survivor or the Purchaser is not qualified to perform Lighting Services which could have been performed by the Company had the Company not merged with the Survivor or otherwise been reorganized, or sold to the Purchaser, the Survivor or the Purchaser shall satisfy the unpaid balance of the Principal Amount as of the date of such sale, merger, or reorganization through the payment of cash on or before the Company Note Due Date. Company shall furnish Seller with ten (10) days prior written notice of such sale, merger, or other reorganization containing (i) the name of the Survivor or the Purchaser, and
(ii) a copy of the agreement in which such transaction is contemplated (the "Notice"). Absent the Notice, such sale, merger, or other reorganization shall be null and void.

                  2.2.5 Miscellaneous. After the Effective Date, Buyer shall cause the Company to provide Seller and its authorized representatives reasonable access for inspection and copying during regular business hours to the books and records of the Company, the Survivor, or the Purchaser, as applicable, for the purpose of confirming the determination of the annual gross revenues of the Company, the Survivor, or the Purchaser, as applicable, pursuant to Section 2.2.1.4. Prior to and until the termination of the Company Note, Buyer and the Company hereby agree that Buyer (i) shall retain all necessary authority to independently operate, manage and control the Company; and (ii) may enter into any sales of assets, mergers, consolidations or other reorganizations that affect the Company, or sell the Stock to any third party, without the prior written consent of Seller so long as the terms and conditions of such sale, merger, consolidation or other reorganization provides for the payment of the Company Note to Seller in accordance with Section 2.2. The Company agrees to provide at least ten (10) days prior written notice to Seller of such mergers or sales.

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3        WARRANTIES AND REPRESENTATIONS.

         3.1 Warranties by Seller. Seller warrants and represents to Buyer that:

                  3.1.1 Authority. Seller has full power and authority to execute and deliver this Agreement and to perform the duties and obligations of Seller hereunder.

                  3.1.2 Title. Seller has valid and marketable title to the Stock that Seller will deliver hereunder, and on the Closing Date Seller shall have such title free and clear of any liens, claims, rights or encumbrances of or by any person, and shall have the absolute and unrestricted right, power, authority and capacity to sell, assign and transfer such shares to Buyer as provided herein, and shall transfer title to the Stock free and clear of all liens, claims, rights or encumbrances.

                  3.1.3 No Consents Required. The entering into of this Agreement and the consummation of the transactions contemplated hereunder do not and will not violate the provisions of any contract or agreement to which Seller is a party or by which Seller is bound and do not require the consent of any person or entity that has not been obtained as of the Closing Date. Seller is transferring the Stock in accordance with applicable Federal securities laws.

                  3.1.4 Capitalization.  The Stock being sold and transferred to
Buyer  hereunder   comprises   ninety-five  percent  (95%)  of  the  issued  and
outstanding stock of the Company.

         3.2 Warranties by Buyer and the Company. Buyer and the Compan warrant and represent to Seller that:

                  3.2.1 Authority. Buyer and the Company have full power and authority to execute and deliver this Agreement and to perform the duties and obligations of Buyer and the Company hereunder.

                  3.2.2 No Consents Required. The entering into of this Agreement and the consummation of the transactions contemplated hereunder do not and will not violate the provisions of any contract or agreement to which Buyer or the Company is a party or by which Buyer or the Company are bound and do not require the consent of any person or entity.

                  3.2.3 Purchase of Stock. Buyer acknowledges that Buyer is purchasing the Stock subject to applicable securities laws, and will resell the same only in accordance with applicable securities laws.

                  3.2.4 Knowledge of Buyer. Buyer acknowledges that Buyer has served as president, chief operating officer, and director on the board of directors of the Company since the sale of the Stock to Seller pursuant to the Original Acquisition Agreement, and that Buyer's knowledge of the financial and operating condition of the Company, the condition of its business and its assets, and all other aspects of the Company's business, is at least equal to if not greater than the knowledge of Seller and its officers and directors with

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respect to such matters.

         3.3 Disclaimer of Additional Representations. Neither Buyer, the Company nor Seller make any warranties or representations to the other parties other than those expressly set forth in Sections 3.1 and 3.2, respectively.

4        COVENANTS OF THE PARTIES

         4.1  Covenants of Buyer and the Company

                  4.1.1 Assertion of Claims. Buyer shall not assert any claims against Seller before or after the Closing Date with respect to the condition of the Company or its assets or business operations for any reason other than a breach by Seller of the express representations, warranties and covenants of Seller set forth in Section 3.1 above.

                  4.1.2 Acquisition of Stock. Buyer shall acquire the Stock and Company assets subject to all outstanding debts and obligations of the Company as of the Closing Date, including any liabilities that are not known to or that have not been disclosed to Buyer or Company. Seller agrees that Buyer may subsequently sell all or any portion of the Stock to any third party investor and\or purchaser without the prior written consent of Seller so long as such investor and\or purchaser understands and acknowledges to Seller in writing in advance of such sale the Company's obligations under this Agreement (and agrees that the terms of this Agreement shall remain in full force and effect) and Buyer provides at least ten (10) days prior written notice to Seller. Buyer and the Company hereby release and discharge and the Buyer and Company shall, in good faith, indemnify, defend (with counsel acceptable to the Seller in its reasonable discretion), pay and hold harmless Seller and its shareholders, directors, officers, employees, agents and representatives, and each of them, from and against all claims, actions, suits, losses, liabilities, damages, assessments, taxes, fines, judgments, demands, deficiencies, disbursements, penalties, costs and expenses (including without limitation court costs and reasonable attorneys' fees) (collectively "Liabilities") arising out of, related to, resulting from, or by reason of any acts or omissions of Seller or any of its directors, officers, employees, agents or representatives (collectively, "Representatives") in connection with Seller's or Seller's Representatives' management, operation or administration of the Company (in the capacity of director, officer or agent of the Company) prior to the Closing Date.

                  4.1.3 Unknown Liabilities. The Company shall indemnify, defend, pay and hold Seller free and harmless from and against all Liabilities of Seller with respect to any debts, obligations or liabilities that the Buyer or the Company has caused the Company to incur without the knowledge of Seller that have not been disclosed by Buyer or the Company to Seller and which Seller becomes liable.

                  4.1.4 Access to Books, Records.  After the Closing Date, Buyer

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shall cause the  Company to provide  Seller and its  authorized  representatives reasonable access for inspection and copying during regular business hours to the books and records of the Company pertaining to periods during which the Stock was owned by Seller for any reasonable business purpose, including the preparation and filing of tax returns or any other reports required to be made to governmental or quasi-governmental agencies, including securities exchanges, the resolution of disputes with third parties, and the like. The Seller shall not disclose any such information to third parties without the consent of the Company except to the extent that such disclosure is required by law, but the Company shall not be entitled to withhold its consent to any proposed disclosure that could not reasonably be expected to adversely affect the Company's business or its competitive market position. Seller shall reimburse to the Company any reasonable, out-of-pockets costs or disbursements incurred or made by the Company in satisfying its obligations under this subsection 4.1.4.

                  4.1.5 Confidentiality and Non-Compete. Buyer and the Company acknowledge that, by virtue of the subsidiary/parent relationship that existed prior to the Closing Date between the Company and Buyer as president, chief operating officer, and director of Company, on one hand, and Seller, on the other hand, Buyer and the Company have become familiar with the internal operations of Seller, and the customers and potential customers of Seller, which information derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use ("Confidential Information"). Buyer and Company agree that they will not disclose or utilize any of the Confidential Information. With respect to confidential and proprietary information which may be disclosed between the parties after the Closing Date, Buyer and the Company agree that at the Closing the Buyer and Company shall execute a confidentiality agreement substantially in the form attached hereto as Exhibit C.

Furthermore, Buyer and the Company (i) acknowledge that consulting services or activities related to (A) incentive payments sought under the standard performance contract ("SPC") and/or the Power Saving Partners ("PSP") programs implemented by the California Public Utilities Commission (the "CPUC"), and/or Southern California Edison Company, Pacific Gas and Electric Company and/or San Diego Gas & Electric Company ("SPC/PSP Services"), and (B) mechanical measurement and verification [(A) and (B) are collectively referred to herein as ("Consulting Services")] are a small or limited portion of the business or services to be offered by Buyer and the Company; and (ii) therefore agree that for a period of two (2) years after the Closing Date, neither Buyer nor the Company shall render Consulting Services (A) competitive with or adverse to Seller's business or welfare; or (B) to direct or indirect competitors of
Seller; or (C) to any Customer (as defined below), unless such services or activities are provided under this Agreement or some other agreement between Buyer and/or Company and Seller. "Customer" shall refer to (i) those customers identified on Exhibit F and any applicable amendment to the Master Consulting Services Agreement substantially in the form attached hereto and incorporated herein as Exhibit G, and (ii) any potential customer to which Seller has proposed to offer its services as an energy services company (and not solely as a lighting contractor) within three (3) years of the Closing Date as evidenced by Seller's written correspondence. In the event Seller becomes aware that Company is soliciting a Customer and notifies Buyer and/or Company that such solicitation is with a Customer, (i) Buyer and/or Company shall immediately cease all activities with such Customer, unless Seller otherwise consents in writing to the solicitation, and (ii) Seller shall provide Company an opportunity to submit a bid for lighting contractor services unless such services already have been obtained prior to Seller first becoming aware of Company's solicitation.

                  4.1.6 Software Licenses. Buyer and the Company acknowledge that the Company has installed software licensed to Seller, including BoxCar Pro (version four), Office 2000 Premium Upgrade, and AudoCad 2000, and has had access to the Internet via network connection services provided by Fiberlink Communications. Effective as of the Closing Date, any and all rights of the Company to utilize any computer software under any of Seller's licenses shall terminate, and Buyer shall promptly erase such software programs and no longer utilize the same. Additionally, Buyer and the Company no longer shall have access to Seller's computer network or network connection services provided by Fiberlink Communications. The Company hereby agrees to indemnify, defend, pay and hold Seller and its Representatives free and harmless from and against all Liabilities arising out of, related to, resulting from or by reason of any use by the Company (or any of its Representatives) of Seller's software licenses after the Closing Date.

                  4.1.7 Taxes. Buyer and Company shall make prompt payment of any unpaid portion of the Paid Taxes and Taxes (as defined below in Section 7.3).

                  4.1.8 Salaries. The Salary (as defined below) of any Company employee shall not exceed two hundred and fifty thousand dollars ($250,000) per year, with a cost of living adjustment equal to five percent (5%) per annum, until the following has been paid to Seller: (i) the Principal Sum Amount (unless the Principal Sum Amount has been forgiven by the delivery of the Aldrich Shares) and any accrued interest under the Buyer Note, and (ii) the Principal Amount under the Company Note. "Salary" shall include all forms of compensation including but not limited to base salary, bonus, commissions, and allowances.

                  4.1.9 Security Interest. Buyer and Company shall obtain a release or an agreement to subordinate from the holders of any pre-existing liens or security interests in the Collateral (as defined in Section 2.2.2) ("Holders"). Holders shall not include material liens or stop notice rights of Company's materialmen and/or subcontractors.

         4.2 Termination of Agreements. Buyer, Seller and the Company hereby terminate the Employment Agreement, dated April 1, 1998, entered into by and between the Company, Seller and Royal, pertaining to the Company's employment of Royal.

         4.3 Resignation of Directors and Officers. Effective as of the Closing Date, the following directors and officers of Seller who also serve as directors and officers of the Company will resign as directors and officers of the Company in their respective capacities as set forth below: (i) Richard T. Sperberg as

Chairman of the Board of Directors and Chief Executive Officer, (ii) J. Bradford Hanson as Director and Chief Financial Officer, and (iii) Audrey Nelson Stubenberg as Director and Secretary.

         4.4. Negligence or Intentional Misconduct of Seller. The Seller shall indemnify, defend, pay and hold Buyer and Company free and harmless from and against any liabilities of Buyer and Company with respect to the debts, obligations or liabilities of the Company arising out of the negligence or intentional misconduct of Seller and for which Buyer and Company becomes liable.


5        RECIPROCAL RELEASES.

         5.1 Cancellation of Inter-company Debt. On the Closing Date, in exchange for execution by Company of the Company Note, Seller, for itself and for any affiliated entity which is under the control of Seller, cancels and forgives any inter-company indebtedness or other obligation owing by the Company or Buyer to Seller or any of its affiliated entities, except as specifically identified on Exhibit D attached hereto and incorporated herein. Similarly, on the Closing Date, Buyer and the Company cancel and forgive any inter-company indebtedness owing to Buyer or the Company by Seller or any of its affiliates, except as specifically identified on Exhibit D. On and after the Closing Date, Seller agrees not to issue or write any checks on or from the Company's account(s).

         5.2 Release by Buyer and Company. Effective as of the Closing Date, except with respect to obligations arising under this Agreement, Buyer and the Company hereby release and discharge Seller and its shareholders, directors, officers, employees, agents, representatives, auditors and attorneys and any affiliated entities of Seller and their respective directors, officers, employees, agents, representatives, auditors and attorneys from any further liability to Buyer and the Company with respect to the (i) Original Acquisition Agreement, (ii) any contract, agreement or undertaking given by Seller or its affiliated entities pursuant to the Original Acquisition Agreement, or (iii) any contract, agreement or undertaken given by Seller or its affiliated entities, either orally or in writing, to Buyer and/or Company, or any claims arising thereof, with the exception of the salary reduction agreement executed between the parties in August 1999.

         5.3 Release by Seller. Effective as of the Closing Date, except with respect to obligations arising under this Agreement, Seller hereby releases and discharges Buyer and the Company and its shareholders, directors, officers, employees, agents, representatives and attorneys from any further liability to Seller or its affiliated entities with respect to the Original Acquisition Agreement or any contract, agreement or undertaking given by Buyer or the Company pursuant to the Original Acquisition Agreement, including without limitation, the agreements given by the parties in connection therewith ("the Related Agreements").

         5.4 General  Release.  The releases  granted by Seller to Buyer and the

Company, and by Buyer and the Company to Seller and its affiliates, under this Agreement are in each case intended to be general releases, and to extend to and to include all claims which the parties may have against one another, whether known or unknown, whether foreseeable or unforeseeable, and whether realized or contingent, with respect to the items that are the subject of such releases. Each party assumes the risk that the facts which now exist, or which are believed to exist, may in the future change or be shown to have been different from the facts on which such parties are relying in granting this release. Accordingly, each party waives any rights that they might otherwise have under
Section 1542 of the California Civil Code, which reads in part as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         5.5 Covenant Not to Sue. In furtherance of the releases granted by the parties pursuant to this Agreement, each party covenants that, from and after the Closing Date, such parties shall not assert any claim against the other with respect to any matters or issues arising (i) under the Original Acquisition Agreement or the Related Agreements; (ii) as a consequence of the relationship between the parties resulting from the transactions that were consummated pursuant to the Original Acquisition Agreement or the Related Agreements and that thereafter existed through the Closing Date; or (iii) in connection with the business operations of the Company subsequent to the effective date of the Original Acquisition Agreement, it being intended that neither party shall be entitled to assert any claims against the other for any breach or alleged breach of any duty or obligation believed to be owing by one party to the other, other than a breach of any covenant or warranty contained in this Agreement; or the duties and obligations arising hereunder.

6        CLOSING.

         6.1 Closing Date and Place. The closing ("Closing") shall occur at the offices of Seller, at 1:00 p.m. (PST), on November 2, 1999 (the "Closing Date), unless such time and/or place is otherwise mutually agreed by the parties.

         6.2 Accounting Date. Buyer and Seller shall each account for the transaction as if the closing had occurred as of September 30 , 1999.

7        ADDITIONAL PROVISIONS.

         7.1 Employee Benefit Plans and Commissions. The employee benefits and commissions available to employees of Company have been provided solely by Company. Buyer and Company acknowledge and agree that they are responsible and liable for the payment of any and all employee benefits and commissions to employees of Company. Buyer and Company shall indemnify and hold Seller harmless from and against any liability associated with claims by any employees of Company against Seller for employee benefits and/or commissions.

         7.2 Workers' Compensation Claims. Buyer and Company shall indemnify and hold Seller harmless from and against any liability associated with (i) any workers' compensation claims submitted by any employees of Company, and (ii) any workers' compensation premium payment adjustments arising out of or resulting from any miscalculations based upon information provided by Company.

         7.3 Payment of Taxes. Buyer and Company acknowledge that prior to the Closing Date, Buyer as president, chief operating officer, and director of Company, and the Company controller were the sole decision makers, to the exclusion of other Company officers, with respect to the payment of obligations of the Company. Company and Buyer represent and warrant to Seller that all Federal and State payroll taxes withheld from employees (and thus are trust fund obligations of the Seller) for payroll paid through and including the Closing Date have been paid and that the employer portion of Federal and State payroll taxes for payroll paid through and including the Closing Date will be paid promptly (the "Paid Taxes"), and Company and Buyer agree to indemnify and hold Seller harmless from liability with respect to the Paid Taxes, or the calculation of the same or any unpaid taxes. Seller shall provide financial information to Company with respect to the Paid Taxes as may be reasonably requested by Company. Buyer and the Company acknowledge and agree that they are responsible and liable for, and will make prompt payment of, any and all (i) general excise taxes due and owing from and after the Closing Date; (ii) Federal and State payroll taxes withheld from employees from and after the Closing Date;
(iii) the employer portion of Federal and State payroll taxes from and after the Closing Date, (iv) temporary disability insurance from and after the Closing Date; and (v) all income and/or franchise taxes, if any, of the Company after the Closing Date (collectively, the "Taxes"), and agrees to indemnify and hold harmless Seller from liability with respect to the Taxes.

         7.4 Delivery of Certificates. At the Closing, Seller shall deliver to Buyer certificates transferring all of the shares of the Stock to Buyer.

         7.5 Delivery of Books and Records. At the Closing, Seller shall deliver to Buyer the corporate minute book, stock books and other corporate books and records containing the organizational records of the Company and its ownership.


         7.6 Buyer Indemnification. Buyer agrees to execute an indemnification substantially in the form attached hereto as Exhibit E ("Indemnification") on the Closing Date. Under the terms of the Indemnification, Buyer agrees to indemnify and hold Seller and Representatives harmless for all debts, obligations and liabilities arising out of any guaranty made by Seller for any indebtedness or obligation of Company.

         7.7 Employees of Company. All employees of the Company as of the Closing Date shall remain employees of the Company. Buyer and Seller agree not to solicit the employees of the other for a period of one (1) year from the Closing Date without the prior written consent of the other.

         7.8  Project Commitments.

                  7.8.1 Current Projects. As of the Closing Date, Company and Seller are pursuing entering into business arrangements with each other with respect to those projects identified in Exhibit F attached hereto, as may be amended from time to time ("Projects").

                  7.8.2 Future Projects. All projects not (i) specifically identified in Exhibit F, Part C nor (ii) comprising SPC/PSP Services, and therefore, governed by the Master Agreement (as defined below), or are specifically identified in Exhibit F, Part B shall be considered Lighting Services for the purposes of the satisfaction by Company of the Principal Payment, and therefore, subject to the provisions of Section 2.2 thereof, unless otherwise agreed by Company and Seller. Seller and Company shall use reasonable efforts to update the list of Projects on a periodic basis.

                  7.8.3 SPC/PSP Services. The parties agree that projects in which Company shall assist Seller in performing SPC/PSP Services shall be governed by a Master Consulting Services Agreement ("Master Agreement") to be executed by the parties substantially in the form attached hereto as Exhibit G. Under the terms of the Master Agreement, Company shall notify Seller in writing of any opportunities to perform SPC/PSP Services for customers of Company after the Closing Date. In the event Seller chooses not to perform SPC/PSP services for the customer of Company, Seller shall notify Company in writing of its decision and Company shall have the option to pursue the customer of Company on its own or with another energy services company. Unless otherwise agreed between the parties, as compensation for SPC/PSP Services performed by Company, the compensation set forth in Section 2 and Schedule C of the Master Agreement shall be retained by ONSITE SYCOM and credited towards the Principal Amount of the Company Note until the Principal Amount has been satisfied in accordance with the terms of the Company Note.

         7.9 Consulting Services of Seller's Employees. At the Closing, the parties shall execute a Consulting Services Agreement substantially in the form of Exhibit H attached hereto. Under the terms of the Consulting Services Agreement, Company shall pay Seller for the (i) labor costs associated with time spent by Joseph Dillard, Kimberly Boeck, and Kathryn Russ, employees of the Seller, on Company business activities after the Accounting Date, (ii) expenses associated with the office facilities utilized by Company in San Ramon, California, and (iii) insurance premiums paid by Seller on behalf of Company.

8        GENERAL PROVISIONS.

         8.1 Warranty of Authority. Each person who executes this Agreement on behalf of a party hereto warrants, by his or her signature, that he or she has authority to execute this Agreement on behalf of such party and that such party is bound by this Agreement.

         8.2 Notices. Any notices permitted or required hereunder shall be in writing and shall be deemed to have been given (i) on the date of delivery if delivery of a legible copy was made personally or by confirmed facsimile transmission; (ii) one (1) day following deposit with a representative of Federal Express, Express Mail or another like overnight service; or (iii) on the third business day after the date on which mailed by registered or certified mail, return receipt requested, addressed to the party for whom intended at the address set forth on the signature page of this Agreement or such other address, notice of which is given as provided herein.

         8.3 Effect; Assignment. Except as otherwise set forth in this Agreement, neither party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, assigns and personal representatives of the respective parties hereto.

         8.4 Counterparts. This Agreement may be executed in one (1) or more counterparts (including via facsimile), each of which shall be deemed to be an original copy of the Agreement.

         8.5 Attorney's Fees. In the event either party commences any action or proceeding against the other party by reason of any breach or claimed breach in the performance of this Agreement, or to seek a judicial declaration of rights hereunder, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees, costs and expenses.

         8.6 No Third Party Beneficiary. Nothing in this Agreement shall be construed to be for the benefit of any third party, and no creditor of the Company shall be considered to be a third party beneficiary of any provisions of this Agreement.

         8.7 Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of California. No addition to or modification of any term or provision shall be effective unless set forth in writing, signed by all parties hereto. This Agreement and all exhibits thereto contain the the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, relating to the subject matter, which are not fully expressed herein.

         8.8 Arbitration. Except as set forth in Section 9 of the Confidentiality Non-disclosure Agreement attached hereto as Exhibit C and incorporated herein, any controversy or claim arising out of or relating to this Agreement, or any alleged breach thereof, will be settled by binding arbitration with such arbitration service as the parties may agree, and in the absence of such agreement, before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Unless otherwise agreed by the parties, all arbitration hearings shall be held in San Diego County, California. In no event will the arbitration of any controversy or the settlement thereof delay the performance of this Agreement. Reasonable attorney's fees, costs and expenses, including those incurred in any arbitration hearing, shall be awarded by the arbitrator to the prevailing party.

         8.9 Headings. The title of this Agreement and the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.10 Additional Documents. From time to time during and after the term of this Agreement, each party shall execute and deliver such instruments of transfer and other documents as may be necessary to carry out the purpose and intent of this Agreement.

         8.11 Expenses. Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         8.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any of the provisions of this Agreement.

         8.13 Legal Representation. Each party acknowledges, represents and warrants that he/it has had reasonable opportunity to retain independent legal counsel to represent his/its interests in connection with this Agreement prior to the execution of this Agreement, that he/it has either retained such independent legal counsel to explain the legal nature and effect of this Agreement or has declined to obtain such legal representation, and that each party fully understands the terms and provisions of this Agreement and its nature and effect. Each party further represents that it is relying solely on the advice of its own counsel, if any, in executing this Agreement and has not relied on the representation of any other party or of the counsel of any other party.

         8.14 Condition Subsequent. In the event the parties have not executed definitive agreements for those projects identified in Exhibit F, Part C on or before November 5, 1999, the purchase and sale of Stock effected on the Closing Date shall be null and void, and the parties shall not be under any further obligation with respect to the sale of Stock contemplated herein.

IN WITNESS WHEREOF, Buyer, Seller and the Company have executed this Agreement as of the Effective Date.

BUYER:                                               SELLER:


___________________________________         ONSITE ENERGY CORPORATION,
Russell Wm. Royal, an individual            dba ONSITE SYCOM Energy Corporation,
                                            a Delaware corporation
Address for Notices:
19729 Clancy
Huntington Beach, CA 92646
                                          By:__________________________________
                                               Richard T. Sperberg, President
                                               Address for Notices:
                                               701 Palomar Airport Road,
                                               Suite 200
                                               Carlsbad, CA 92009

COMPANY:

LIGHTING TECHNOLOGY SERVICES, INC.,
a California corporation


By:_________________________________      By: _________________________________
     Richard T. Sperberg, CEO                 Russell Wm. Royal, President & COO


Address for Notices:

3520 Cadillac Avenue, Suites E & H
Costa Mesa, CA 92626